UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2008

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Immunicon Corporation, a Delaware corporation (“Immunicon”), appointed Teresa O. Lipcsey as its new principal accounting officer, effective as of March 14, 2008. Ms. Lipcsey assumed the role of principal accounting officer from James G. Murphy, whose resignation as Immunicon’s Senior Vice President, Finance and Administration and Chief Financial Officer was effective as of March 14, 2008.

Ms. Lipcsey, 42, has served as Vice President and Corporate Controller of Immunicon since January 2005. From December 2003 to January 2005, Ms. Lipcsey served as Executive Director and Controller of Immunicon. From May 1999 to December 2003, Ms. Lipcsey was Corporate Controller of Integrated Circuit Systems, Inc., a formerly public semiconductor company that designed, developed and marketed silicon timing devices. Ms. Lipcsey holds a B.S. in Accounting and Finance from University of Maryland and is a certified public accountant and a certified treasury professional.

Ms. Lipcsey’s current annual salary is $200,000 and she is eligible to participate in the benefit plans generally offered to Immunicon officers and employees. In addition, Immunicon has agreed to provide Ms. Lipcsey with a severance package if she is terminated by Immunicon (and her performance prior to that termination is satisfactory) consisting of a lump sum payment equal to nine (9) months of her base salary and continuation of certain benefits under Immunicon’s benefit plans for the one (1) month period following her termination. If Ms. Lipcsey agrees to sign a waiver at her termination under those circumstances, Immunicon has also agreed to continue certain benefits under Immunicon’s benefit plans for a further two (2) month period in addition to the one (1) month period described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Immunicon has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/s/ BYRON D. HEWETT
Byron D. Hewett
President and Chief Executive Officer

Dated: March 20, 2008